Exhibit 99.1

Heritage Provides Update on Fourth Quarter 2024 Financial Results and Estimated First Quarter 2025 Catastrophe Losses

Tampa, FL – January 29, 2025: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today provided an update on the Company’s fourth quarter 2024 financial results as well as an estimate of catastrophe loss from the Southern California wildfires expected to be incurred in the first quarter 2025.

Fourth Quarter 2024 Update:

The Company expects to deliver its best earnings quarter of the year in the fourth quarter of 2024, exceeding the $18.9 million of after-tax net income achieved in the second quarter of 2024. This strong result includes an estimated $57.0 million impact from Hurricane Milton in the fourth quarter of 2024, which includes retained catastrophe losses of $40.0 million and a net reinstatement premium of $17.0 million. Lower than anticipated non-catastrophe accident year losses had a favorable impact on the quarter. As of January 21, 2025, the Company had settled over 9,000 2024 hurricane claims and has paid over $140 million for those claims. The Company has also closed approximately 90% of the hurricane claims reported in 2024.

First Quarter 2025 Update:

The Company expects to incur approximately $35.0 - $40.0 million of pre-tax net current accident quarter catastrophe losses stemming from the Southern California wildfires in the first quarter of 2025. The Company is participating in insurance villages in the State of California, which are events where our personnel can meet directly with affected policyholders to support our insureds’ recovery.

Ernie Garateix, CEO of Heritage, commented, “We want to express our deepest sympathies for all those affected by the Southern California wildfires. Heritage is deeply committed to supporting our customers and communities as they begin the difficult process of recovering from such a devastating event. We are also proud of the continued work from our teams, who are working tirelessly to process claims quickly and provide resources to those in need.”

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint covering the northeast, southeast, Hawaii and California excess and surplus lines. As a catastrophe focused property insurer, our personnel have devoted efforts to policyholders impacted by wildfires, hurricanes, winter storms, and severe convective storms.

Forward-Looking Statements

The preliminary, unaudited financial estimates for the quarter ended December 31, 2024 contained in this press release are based on information available to management as of the date of this press release, remain subject to the completion of normal quarter-end accounting procedures and adjustments, and are subject to change. The Company’s independent registered public accounting firm has not completed its review of the Company’s results for the quarter ended December 31, 2024. During the course of the preparation of the Company’s consolidated financial statements and related notes, and completion of its financial close and procedures for the three months ended December 31, 2024, adjustments to the preliminary estimates may be identified, and such adjustments may be material. In addition, other developments may arise between now and the time the financial statements for the three months ended December 31, 2024 are finalized. The Company undertakes no obligation to update the information in this press release in the event facts or circumstances change after the date of this press release.

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to management’s estimates of certain fourth quarter 2024 financial results and the expected catastrophe losses stemming from Hurricane Milton and the Southern California wildfires. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: more extensive losses from Hurricane Milton the Southern California wildfires and other catastrophes than anticipated; the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and conflicts between Russia and Ukraine and in the Middle East; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on March 13, 2024, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

investors@heritagepci.com